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Exhibit 4.8
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                                                     Fleet Capital Leasing
                                                     Mail Stop: RI MO 284
                                                     50 Kennedy Plaza, 5th Floor
                                                     Providence, RI  02903


November 13, 1996 USA Truck, Inc.
3108 Industrial Park Road
Van Buren, AR  72956
ATTN: Jerry D. Orler, CFO

Re: TRAC Lease Commitment of Fleet Capital Corporation

Dear Mr. Orler:

We are pleased to inform you that your application for a TRAC Lease ("Lease") with Fleet Capital Corporation has been approved under the following terms and conditions:

LESSEE                                      USA Truck, Inc.

LESSOR                                      Fleet Capital Corporation
                                            (or its designee)
                                            50 Kennedy Plaza
                                            Providence, RI  02903

EQUIPMENT                                   New 1997 & 1998 Freightliner
                                            tractors which will be titled in the
                                            state of Illinois. Additionally,
                                            Lessor shall have good and
                                            marketable title to the Equipment,
                                            free of all liens and encumbrances.

LEASE AMOUNT                                Not to exceed $16,000,000.00
                                            which amount shall represent the
                                            Acquisition Cost of the Equipment.
                                            This amount represents a
                                            $6,000,000.00 increase in our
                                            original commitment (refer to
                                            Commitment Letter dated 1/24/96) and
                                            includes the current documented
                                            schedule 01 for $2,047,200.00.

LOCATION OF COLLATERAL                      4303 N. Main Street
                                            East Peoria, IL 61611-1489

SECURITY DEPOSIT                            Lessee will have the option
                                            of providing a refundable,
                                            non-interest bearing Security
                                            Deposit in the amount of forty-two
                                            and one-half percent (42.5%) of the
                                            Acquisition Cost. The applicable
                                            Lease Rate Factor(s) when
                                            consideration is given to the
                                            Security Deposit are listed on the
                                            attached Exhibit A.

USA Truck, Inc.                                -2-                   13-Nov-1996

CLOSING DATE                                There may be more than one
                                            Closing Date; however, the last
                                            Closing Date shall be on or before
                                            December 31, 1997.

TERM AND PAYMENTS                           The Lease will have a term of
                                            forty-two (42) months payable in
                                            arrears at the applicable
                                            Lease Rate Factor(s) pursuant to
                                            Exhibit A attached.

                                            The Lease Rate Factor(s) is based on
                                            an assumption that, as of each
                                            Closing Date, the weekly average
                                            interest rate for 2-year Constant
                                            Maturity Treasury Securities as
                                            published in the Federal Reserve
                                            Statistical Release H-15 will be
                                            5.72% ("Index Rate"). Any increase


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                                            or decrease in this index prior to
                                            funding will result in an adjustment
                                            to the Lease Rate Factor(s).

EXPIRY If the final Closing Date has not occurred by December 31, 1997, this Commitment will lapse.

INSURANCE                                   The Lessee shall procure insurance
                                            acceptable to Lessor and Lessee.
                                            Lessor recognizes and accepts that
                                            Lessee is self-insured for property
                                            damage.

END OF LEASE OPTIONS                        Lessee will have the following
                                            options:

                                            1)Purchase the Equipment for the
                                            TRAC amount which shall be equal to
                                            forty percent (40%) of the original
                                            Acquisition Cost for any TRAC Lease
                                            Schedule.

                                            2)Lessee, on behalf of Lessor, shall
                                            cause the Equipment to be sold to a
                                            third party. Lessor shall also have
                                            right, but not the obligation, to
                                            procure bids for the Equipment. If
                                            the net proceeds of the sale of the
                                            Equipment are less than the TRAC
                                            amount of 40% of the original
                                            Acquisition Cost, then Lessee will
                                            pay to Lessor the deficiency, as a
                                            terminal rental adjustment, provided
                                            that in no event shall the amount,
                                            if any, to be paid by Lessee to
                                            Lessor exceed 40% of the original
                                            Acquisition Cost.

USA Truck, Inc.                                   -3-                13-Nov-1996

TAX BENEFITS                                It is assumed that the Lessor will
                                            be considered the owner of the
                                            Equipment for state law and federal
                                            income tax purposes, and that the
                                            Lessor will take all Tax Benefits
                                            (including without limitation, all
                                            depreciation deductions) which may
                                            be available with respect to the
                                            Equipment.

LESSEE'S OBLIGATIONS                        The existing and executed Lease is a
                                            non-cancelable net lease with all
                                            maintenance, risk of loss,
                                            insurance, taxes and other costs and
                                            expenses with respect to the Lease
                                            and Equipment borne by Lessee.

REPRESENTATIONS &
WARRANTIES                                  Lessee warrants: (a) that all
                                            information submitted to Lessor by
                                            Lessee is true, correct and
                                            complete; and (b) that, except as
                                            otherwise specifically disclosed in
                                            writing to Lessor, neither Lessee,
                                            nor any officer, director or greater
                                            than 10% owner thereof, is subject
                                            to any pending or threatened
                                            government, criminal, civil,
                                            administrative, bankruptcy, tax or
                                            other proceeding, order or judgment
                                            which does or may constitute a lien
                                            or encumbrance on the Equipment or
                                            materially affect the ability of the
                                            Lessee to perform its obligations
                                            under the Lease; nor has any such
                                            person ever been a debtor or
                                            defendant in a bankruptcy or
                                            insolvency proceeding.

TRANSACTION EXPENSES                        No transaction expenses will be
                                            assessed or incurred by Lessee.
                                            However, Lessee shall be responsible
                                            for any and all titling and
                                            licensing fees.

PROPOSAL FEE                                Lessor acknowledges receipt of a
                                            Proposal Fee of $25,000.00 from
                                            Lessee. The Proposal Fee will be
                                            applied to the first rental payment
                                            of the first Lease Schedule 01.


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ASSIGNMENT                                  This Commitment Letter and the Lease
                                            may not be assigned by Lessee
                                            without the prior written consent of
                                            Lessor. Lessor may, in its sole
                                            discretion, sell all or any part of
                                            its interest in the Lease.

CONFIDENTIALITY                             This Commitment is delivered to the
                                            Lessee with the understanding that
                                            neither it nor any of its terms and
                                            conditions will be disclosed to any
                                            persons or entities, except those
                                            having a confidential

USA Truck, Inc.                                 -4-                  13-Nov-1996

                                            relationship with the Lessee in
                                            relation to this transaction or
                                            where disclosure is required by law.

FINANCIAL REPORTING                         Lessee shall submit to Lessor (i)
                                            within 45 days of the end of each
                                            fiscal quarter and (ii) within 120
                                            days of the end of the end of each
                                            fiscal year, financial statements of
                                            the Lessee, prepared in accordance
                                            with Generally Accepted Accounting
                                            Principles, it being understood that
                                            all such information shall be held
                                            in confidence by Lessor.

OTHER PROVISIONS                            This Commitment may not be altered
                                            or amended in any way whatsoever
                                            except in writing executed by
                                            authorized officers of Lessor and
                                            Lessee. At Lessor's sole option and
                                            discretion, this Commitment may be
                                            terminated if, prior to any Closing
                                            Date, (i) Lessee breaches any of the
                                            terms hereof, or (ii) there should
                                            be a material adverse change in the
                                            financial condition, operations, or
                                            credit of Lessee.

If the terms hereof are acceptable, please execute and deliver to us not later than Friday November 22, 1996, the duplicate original of this letter which is enclosed. Otherwise, this Commitment will, at Lessor's option, expire.

                                                    Very truly yours,

                                                    Fleet Capital Corporation

                                                    By: /s/ PETER C. SALVADORE
                                                        Peter C. Salvadore
                                                        Senior Lender

AGREED AND ACCEPTED:

USA Truck, Inc.
By:  /s/ JERRY D. ORLER
Title:  C.F.O.




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